                                                                      Exhibit 12

                                  VII CABLE
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                 (In millions)

                                                    Pro Forma       Pro Forma   Nine Months
                                                Nine Months Ended   Year Ended     Ended
                                                    September        December    September          Year Ended December 31,
                                                -----------------   ----------  ----------  ---------------------------------------

                                                       1995            1994         1995     1994    1993    1992   1991     1990
                                                       ----            ----         ----     ----    ----    ----   ----     ----
Earnings (loss) before income taxes                    ($39.6)      ($70.7)        $54.1    $26.4  $128.1  $ 53.1  $14.9   ($10.0)
Add:
 Share in income of fifty-percent-owned
  affiliates and distributed income of
  affiliated companies                                    0.2          2.3           0.2      2.3     1.0     0.6    0.8      0.2
 Interest expense, net of capitalized interest           78.5        104.6          37.9     38.1    33.4    49.8   71.5     70.2
 Capitalized interest amortized                           0.5          1.4           0.5      1.4     1.9     2.0    2.0      1.9
 1/3 of rental expense                                    1.9          2.6           1.9      2.6     2.4     2.5    2.7      2.5
                                                 ---------------------------------------------------------------------------------

Earnings                                              $  41.5      $  40.2         $94.6    $70.8  $166.8  $108.0  $91.9  $  64.8
                                                 =================================================================================

Fixed charges
 Interest costs on all indebtedness                   $  79.9      $ 105.5         $39.3    $39.0  $ 33.8  $ 50.3  $72.0  $  71.0
 1/3 of rental expense                                    1.9          2.6           1.9      2.6     2.4     2.5    2.7      2.5
                                                 ---------------------------------------------------------------------------------

Total fixed charges                                   $  81.8      $ 108.1         $41.2    $41.6  $ 36.2  $ 52.8  $74.7  $  73.5

Preferred Stock dividend requirements                    26.0         34.6           0.0      0.0     0.0     0.0    0.0      0.0
                                                 ---------------------------------------------------------------------------------

Total fixed charges and Preferred Stock dividend
 requirements                                         $ 107.8      $ 142.7         $41.2    $41.6  $ 36.2  $ 52.8  $74.7  $  73.5
                                                 =================================================================================

Ratio of earnings to fixed charges                     Note a         Note a         2.3x     1.7x    4.6x    2.0x   1.2x   Note a
                                                 =================================================================================

Ratio of earnings to fixed charges and
 Preferred Stock dividend requirements                 Note b         Note b         2.3x     1.7x    4.6x    2.0x   1.2x   Note b
                                                 =================================================================================

(a)  Earnings were inadequate to cover fixed
     charges; the additional amount of earnings required to cover fixed charges for Pro Forma nine months ended 9/30/95, Pro Forma year ended
     12/31/94, and the year ended 12/31/90, would have been $40.3, $67.9 and $8.7 million, respectively.

(b) Earnings were inadequate to cover combined fixed charges and preferred stock dividends;
     the additional amount of earnings required to cover fixed charges for Pro Forma nine months ended 9/30/95, Pro Forma year ended 12/31/94, and the year ended 12/31/90, would have been $66.3, $102.5 and $8.7 million, respectively.